Exhibit 99.1

Contacts:	Media
Jenny Schiavone
Director, Financial Communications
914-253-3941

Investors
Jane Nielsen/ Mike Nathenson
VP Investor Relations
914-253-3035
PepsiCo Reports Second-Quarter 2008 Results
•	Strong Net Revenue Growth of 14 Percent

•	Operating Profit Increased 12 Percent and Net Income Grew 9 Percent

•	EPS Increased to $1.05; Excluding Mark-to-Market Gains, EPS Was up 11 Percent to $1.03

•	PepsiCo Confirms Full-Year Earnings Per Share Guidance of at Least $3.72, excluding Mark-to-Market Gains/Losses

•	Company Raises Intended 2008 Share Repurchases by at Least $1 Billion
PURCHASE, N.Y. (July 23, 2008) – PepsiCo, Inc. (NYSE: PEP) today reported strong second-quarter operating results, with 14 percent net revenue and 12 percent operating profit growth. The Company delivered earnings per share of $1.05. Excluding current and prior year mark-to-market gains on commodity positions included in corporate unallocated expenses, earnings per share would have totaled $1.03, up 11 percent.
Summary of PepsiCo Second-Quarter and Year-to-Date 2008 Results

	Quarter Alone	Year-to-Date
	% Growth	% Growth
Volume (Servings)	5	4.5
Revenue	14	14
Division Operating Profit	7	8
Operating Profit	12	11
Net Income	9	7
Earnings Per Share (EPS)	13	10
EPS ex-Mark-to-Market	11	10

PepsiCo Chairman and Chief Executive Officer, Indra Nooyi said, “The strength and breadth of our global portfolio and geographic footprint delivered another quarter of solid results. PepsiCo continued to drive growth across its worldwide snacks and beverage businesses primarily through strong product innovation, well-executed pricing actions and focus on expense control and productivity.” Nooyi continued, “We are proud of our first-half performance and confident that we are well-positioned to deliver on our outlook amidst a challenging macroeconomic environment.”

Summary of Division Reported Q2 and YTD 2008 Results

	Q2 % Growth				Year-to-Date % Growth
				Div.				Div.
				Operating				Operating
	Volume		Revenue	Profit	Volume		Revenue	Profit
PAF	2		16	13	3		15	10
FLNA	2		8	8	2		8	6
QFNA	2		4	4	1		6	5.5
LAF	4		41	38	5.5		39	33

PAB	-1		1	-7	-1		3	-1

PI	10 / 13	*	25	18	10 / 13	*	25	20
UKEU	8 / 20	*	24	19	8 / 22	*	24	19
MEAA	13 / 10	*	25	16	14 / 10	*	27	22

Total PepsiCo	4 / 5	*	14	7	4 / 4	*	14	8

*snacks/beverages
The results at PepsiCo Americas Foods (PAF) reflected solid top- and bottom-line performance across all segments of the business in spite of difficult macroeconomic conditions and rapidly escalating commodity costs.
Frito-Lay North America (FLNA). Our strong brands enabled 2 percent volume growth even as high-single-digit net price increases were realized from weight-outs and visual pricing to offset commodity inflation. FLNA revenue growth of 8 percent was broad based, and operating profit grew 8 percent, driven by net revenue growth and productivity, partially offset by higher costs for cooking oil, energy and fuel.
Volume growth was driven by double-digit growth in trademark Cheetos, Ruffles, Quaker Chewy Granola and SunChips. Innovation was the key for both Cheetos (e.g. Cracker Trax) and SunChips, which introduced new flavors and was supported by the ‘Made From the Sun’ marketing campaign. Weight-outs and a promotional shift to help manage potato supply constraints led to a high-single-digit volume decrease in trademark Lay’s; but revenues were up high-single-digits. While pricing actions also contributed to a mid-single-digit volume decrease in trademark Doritos, revenues were up low-single digits. Single serve packages continued to provide volume growth.

At Quaker Foods North America (QFNA), volume grew 2 percent, reflecting an increase in Quaker Oatmeal, grits and Rice-A-Roni. Revenue and operating profit grew 4 percent.
At the end of the second quarter, flooding in Cedar Rapids, Iowa, shut down our major Quaker manufacturing facility. The Company expects to be back to full production levels by mid-August, but we are experiencing supply disruptions, and many Quaker products have been on allocation. We expect insurance to cover asset damage and business interruption exposures in the second half of the year.
At Latin America Foods (LAF) organic revenue and profit increased 10 percent and 21 percent, respectively, despite higher commodity costs. Revenue growth was driven by broad based pricing actions at our key businesses of Sabritas and Gamesa. At Sabritas unit volumes grew mid-single digits; kilo volume declined by low-single digits as expected, largely due to weight-outs. Also consistent with expectations, Gamesa experienced double-digit net revenue growth due to favorable pricing actions; its volume was essentially flat in the quarter lapping double-digit growth in the prior year. In total, LAF volume grew 4 percent, benefiting from the Lucky brands acquisition in Brazil in the fourth quarter of 2007.
PepsiCo Americas Beverages (PAB). In North America, the economic slowdown continues to pressure the liquid refreshment beverage category with a decline across convenience channels and a reduction in the growth of unflavored water. In this environment, PAB volume decreased 1 percent during the quarter, driven by a 3 percent decline in North America that was partially offset by a mid-single-digit volume increase in Latin America. As a result, net revenue grew 1 percent and operating profit declined 7 percent.
The North American carbonated soft drink (CSD) portfolio gained market share in measured channels. While showing sequential improvement, CSD volume declined 2 percent due to category softness. Trademarks Mountain Dew and Sierra Mist both grew low-single digits, partially offsetting a mid-single digit decline in trademark Pepsi. Non-carbonated beverages (NCB) volume declined 4 percent primarily due to a double-digit decline in unflavored water. Volume growth in the Company’s North American energy drinks portfolio – led by triple-digit volume growth for Amp Energy and more than 50 percent volume growth for SoBe Life Water – was partially offset by mid-single-digit declines in juice. Gatorade volume was up slightly for the quarter.
The Company’s Latin America Beverage business (LAB) continues to produce strong top- and bottom-line growth. LAB’s broad-based volume growth was driven by mid-single-digit growth in the CSD portfolio and double-digit growth in NCBs.
PepsiCo International (PI) continued to deliver strong performance while lapping over 20 percent revenue growth and over 30 percent profit growth from prior year. PI captured broad-based volume gains in snacks and beverages even as the Company continued to implement pricing actions across its markets.
In the UK/Europe (UKEU) segment, broad-based snack volume growth of 8 percent was driven by double-digit growth in Russia and high-single-digit growth in Poland. Additionally, Walkers in the United Kingdom grew at a mid-single-digit rate. The acquisition of the Penelopa nuts and seeds business in Bulgaria increased total snack volume by 1 point. UKEU beverage volume grew

20 percent, primarily reflecting the Sandora acquisition and the expansion of the Pepsi Lipton International joint venture, which together contributed 17 percentage points to volume growth. UKEU net revenue increased 24 percent, reflecting volume growth and effective net pricing in major markets; foreign exchange contributed 11 percentage points and acquisitions 4 percentage points of growth. Operating profit grew 19 percent driven by net revenue growth and partially offset by increased commodity costs; foreign exchange added 9 percentage points and acquisitions 4 percentage points to growth.
Middle East/Africa/Asia (MEAA) segment snack volume grew 13 percent, led by double-digit growth across the Middle East, India, South Africa and China. In beverages, 10 percent volume growth in the MEAA segment reflected broad-based gains led primarily by double-digit growth in the Middle East, China and India. CSD volume grew at a high-single-digit rate and NCBs grew at a double-digit rate. Net revenue for snacks and beverages increased 25 percent, reflecting volume growth and effective net pricing; foreign exchange contributed 6 percentage points to net revenue growth. Operating profit grew 16 percent as a result of revenue growth, partially offset by higher commodity costs; foreign exchange contributed 4 percentage points to growth.
Commodity mark-to-market valuation gains contributed to EPS growth.

For the quarter, corporate unallocated expenses decreased $71 million compared to last year, primarily due to increased mark-to-market gains on commodity hedges ($61 million this quarter compared with $13 million in the second quarter last year). Excluding this net $48 million mark-to-market valuation change, corporate unallocated costs would have decreased $23 million compared to last year, driven by lower employee-related costs, which were partially offset by continued investment in our business transformation initiative and higher investments in research and development. Net interest expense increased $21 million. For the quarter, the reported tax rate was 26.7 percent versus 26.5 percent in the previous year.
For the Company in total, foreign exchange contributed 4 percentage points to revenue growth and 3 percentage points to operating profit growth. Acquisitions accounted for 3 percentage points to revenue growth and 1 percentage point to operating profit growth.
2008 GUIDANCE
The Company expects full-year 2008 performance of three to five percent volume growth, low-double-digit net revenue growth (including acquisitions and foreign exchange) and EPS of at least $3.72 excluding the impact of any mark-to-market gains/losses. The Company is not able to provide guidance on the 2008 projected EPS growth including the impact of the mark-to-market gains or losses on commodity hedges due to the unpredictability of future changes in commodity prices.
Cash provided by operating activities is expected to be approximately $7.6 billion and capital spending about $2.7 billion. In 2008, the Company intends to repurchase at least $5.3 billion of its shares, subject to market conditions. This represents an increase of at least $1 billion from its previously announced intention to spend $4.3 billion in share repurchases in 2008. As of the end of the second quarter, the Company spent $2.9 billion repurchasing its shares in 2008.

About PepsiCo
PepsiCo is one of the world’s largest food and beverage companies, with 2007 annual revenues of more than $39 billion. The Company employs approximately 185,000 people worldwide, and its products are sold in approximately 200 countries. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 18 brands that generate $1 billion or more each in annual retail sales. PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the Company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, reducing the Company’s impact on the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive culture that recruits and retains world-class talent. PepsiCo is listed on the Dow Jones Sustainability North America Index and the Dow Jones Sustainability World Index. For more information, please visit www.pepsico.com.
Cautionary Statement
This release contains statements concerning PepsiCo’s expectations for future performance, including our 2008 guidance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for our products, as a result of shifts in consumer preferences or otherwise; our ability to maintain our reputation; our ability to build and sustain our information technology infrastructure, successfully implement our business process transformation initiative or outsource certain functions effectively; fluctuations in the cost and availability of raw materials; our ability to compete effectively; disruption of our supply chain; trade consolidation, the loss of any key customer, or failure to maintain good relationships with our bottling partners; changes in the legal or regulatory environment; our ability to hire or retain key employees; unfavorable economic, environmental or political conditions in the countries where we operate; and market risks arising from changes in commodity prices, foreign exchange rates and interest rates. For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Miscellaneous Disclosures
Conference Call. At 11 a.m. (Eastern Time) today, the Company will host a conference call with investors to discuss second-quarter 2008 results and the outlook for the full-year 2008. For details, visit the Company’s website at www.pepsico.com, under “Financial Press Releases” in the “Investors” section.
Reconciliation. In discussing financial results and guidance, the Company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found under “PepsiCo Financial Press Releases” on the Company’s website in the “Investors” section at www.pepsico.com.

Bottler Volume. Volume for products sold by PepsiCo’s bottlers is reported by PepsiCo on a monthly basis, with the second quarter comprising April and May for North America, and March, April and May for our bottlers outside of North America.
Bottler Case Sales (BCS). BCS represents physical beverage volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.
Concentrate Shipment Equivalents (CSE). CSE represents PepsiCo’s physical beverage volume shipments to bottlers, retailers and independent distributors.
“Effective net pricing” refers to the combined impact of mix and price. “Net pricing” refers to the combined impact of list price changes, discounts and allowances. “Pricing” refers to the impact of list price changes.
Mark-to-market gain or loss. The change in market value for financial instruments, such as commodity contracts, that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
Organic revenue and/or profit growth. Growth excluding the impact of foreign exchange and acquisition/divestiture activity.
Division Operating Profit. The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
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PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions except per share amounts, unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/14/08	6/16/07	6/14/08	6/16/07
Net Revenue	$10,945	$9,607	$19,278	$16,957

Costs and Expenses
Cost of sales	5,078	4,342	8,912	7,627
Selling, general and administrative expenses	3,664	3,295	6,598	5,930
Amortization of intangible assets	18	11	30	22

Operating Profit	2,185	1,959	3,738	3,378

Bottling Equity Income	168	173	238	247
Interest Expense	(74)	(54)	(132)	(96)
Interest Income	38	39	39	61

Income before Income Taxes	2,317	2,117	3,883	3,590

Provision for Income Taxes	618	560	1,036	937

Net Income	$1,699	$1,557	$2,847	$2,653

Diluted
Net Income Per Common Share	$1.05	$0.94	$1.76	$1.59
Average Shares Outstanding	1,612	1,665	1,622	1,669

A – 1

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions, unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/14/08	6/16/07	6/14/08	6/16/07
Net Revenue

Frito-Lay North America	$2,950	$2,723	$5,680	$5,276
Quaker Foods North America	406	390	901	853
Latin America Foods	1,523	1,079	2,494	1,789

PepsiCo Americas Foods	4,879	4,192	9,075	7,918

PepsiCo Americas Beverages	2,880	2,855	5,240	5,075

United Kingdom & Europe	1,727	1,396	2,638	2,136
Middle East, Africa & Asia	1,459	1,164	2,325	1,828

PepsiCo International	3,186	2,560	4,963	3,964

Total Net Revenue	$10,945	$9,607	$19,278	$16,957

Operating Profit

Frito-Lay North America	$735	$682	$1,368	$1,292
Quaker Foods North America	122	117	288	273
Latin America Foods	254	183	421	316

PepsiCo Americas Foods	1,111	982	2,077	1,881

PepsiCo Americas Beverages	681	729	1,185	1,202

United Kingdom & Europe	262	220	364	306
Middle East, Africa & Asia	233	201	372	306

PepsiCo International	495	421	736	612

Division Operating Profit	2,287	2,132	3,998	3,695

Corporate	(102)	(173)	(260)	(317)

Total Operating Profit	$2,185	$1,959	$3,738	$3,378

A – 2

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(in millions, unaudited)

	24 Weeks Ended
	6/14/08	6/16/07
Operating Activities
Net income	$2,847	$2,653
Depreciation and amortization	678	608
Stock-based compensation expense	112	123
Excess tax benefits from share-based payment arrangements	(65)	(86)
Pension and retiree medical plan contributions	(86)	(116)
Pension and retiree medical plan expenses	211	240
Bottling equity income, net of dividends	(196)	(207)
Deferred income taxes and other tax charges and credits	222	64
Change in accounts and notes receivable	(1,102)	(852)
Change in inventories	(602)	(526)
Change in prepaid expenses and other current assets	(219)	(69)
Change in accounts payable and other current liabilities	125	(28)
Change in income taxes payable	427	369
Other, net	(159)	(155)

Net Cash Provided by Operating Activities	2,193	2,018

Investing Activities
Capital spending	(896)	(743)
Sales of property, plant and equipment	65	15
Acquisitions and investments in noncontrolled affiliates	(262)	(853)
Cash proceeds from sale of The Pepsi Bottling Group (PBG) and PepsiAmericas, Inc. (PAS) stock	200	192
Short-term investments, net	1,255	326

Net Cash Provided by/(Used for) Investing Activities	362	(1,063)

Financing Activities
Proceeds from issuances of long-term debt	1,733	1,005
Payments of long-term debt	(437)	(534)
Short-term borrowings, net	705	266
Cash dividends paid	(1,209)	(989)
Share repurchases – common	(2,904)	(1,964)
Share repurchases – preferred	(3)	(4)
Proceeds from exercises of stock options	339	485
Excess tax benefits from share-based payment arrangements	65	86

Net Cash Used for Financing Activities	(1,711)	(1,649)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	14	41

Net Increase/(Decrease) in Cash and Cash Equivalents	858	(653)
Cash and Cash Equivalents – Beginning of year	910	1,651

Cash and Cash Equivalents – End of period	$1,768	$998

A – 3

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

	6/14/08	12/29/07
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,768	$910
Short-term investments	305	1,571

Accounts and notes receivable, net	5,617	4,389

Inventories
Raw materials	1,275	1,056
Work-in-process	331	157
Finished goods	1,329	1,077

	2,935	2,290

Prepaid expenses and other current assets	1,026	991

Total Current Assets	11,651	10,151

Property, plant and equipment, net	11,600	11,228
Amortizable intangible assets, net	847	796

Goodwill	5,511	5,169
Other nonamortizable intangible assets	1,375	1,248

Nonamortizable Intangible Assets	6,886	6,417

Investments in noncontrolled affiliates	4,519	4,354
Other assets	1,276	1,682

Total Assets	$36,779	$34,628

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and other current liabilities	$7,986	$7,602
Income taxes payable	353	151

Total Current Liabilities	8,339	7,753

Long-term debt obligations	6,053	4,203
Other liabilities	4,982	4,792
Deferred income taxes	752	646

Total Liabilities	20,126	17,394

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(135)	(132)

Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	345	450
Retained earnings	29,669	28,184
Accumulated other comprehensive loss	(473)	(952)

	29,571	27,712
Less: Repurchased common stock	(12,824)	(10,387)

Total Common Shareholders’ Equity	16,747	17,325

Total Liabilities and Shareholders’ Equity	$36,779	$34,628

A – 4

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions, except dollar amounts, and unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/14/08	6/16/07	6/14/08	6/16/07
Beginning Net Shares Outstanding	1,591	1,632	1,605	1,639
Options Exercised/Restricted Stock Units Converted	3	6	10	14
Shares Repurchased	(22)	(17)	(43)	(32)

Ending Net Shares Outstanding	1,572	1,621	1,572	1,621

Weighted Average Basic	1,582	1,628	1,591	1,632
Dilutive Securities:
Options	25	31	27	31
Restricted Stock Units	4	4	3	4
ESOP Convertible Preferred Stock/Other	1	2	1	2

Weighted Average Diluted	1,612	1,665	1,622	1,669

Average Share Price for the Period	$69.07	$66.32	$70.27	$65.15
Growth Versus Prior Year	4%	13%	8%	11%

Options Outstanding	111	125	113	129
Options in the Money	111	125	113	123
Dilutive Shares from Options	25	31	27	31
Dilutive Shares from Options as a % of Options in the Money	23%	25%	24%	25%

Average Exercise Price of Options in the Money	$49.98	$46.49	$49.94	$45.47

Restricted Stock Units Outstanding	7	8	7	8
Dilutive Shares from Restricted Stock Units	4	4	3	4

Average Intrinsic Value of Restricted Stock Units Outstanding*	$63.04	$58.46	$63.04	$58.44

*	Weighted-average intrinsic value at grant date

A – 5

Reconciliation of GAAP and Non-GAAP Information
(unaudited)
In the 12 and 24 weeks ended June 14, 2008, we recognized $61 million and $57 million, respectively, of mark-to-market net gains on commodity hedges in corporate unallocated expenses. In the 12 and 24 weeks ended June 16, 2007, we recognized $13 million and $30 million, respectively, of mark-to-market net gains on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. Certain of these commodity derivatives do not qualify for hedge accounting treatment and are marked to market with the resulting gains and losses recognized in corporate unallocated expenses. These gains and losses are subsequently reflected in division results when the divisions take delivery of the underlying commodity. We are not able to predict our 2008 projected diluted EPS growth including the impact of the mark-to-market gains or losses on commodity hedges due to the unpredictability of future changes in commodity prices, and we therefore are unable to provide a reconciliation of our 2008 projected diluted EPS including such impact.
The financial measures listed below are not measures defined by generally accepted accounting principles (GAAP). However, we believe investors should consider these measures as they are more indicative of our ongoing performance and how management evaluates our operational results and trends. Specifically, investors should consider the following with respect to our results:
•	Our 2008 and 2007 division operating profit;

•	Our 2008 division operating profit growth;

•	Our 2008 Latin America Foods (LAF) revenue growth and operating profit growth without the impact of M&A activity and foreign currency; and

•	Our 2008 diluted EPS and EPS growth excluding the impact of mark-to-market net gains on commodity hedges recognized in corporate unallocated expenses.
Operating Profit Growth Reconciliation

	12 Weeks	24 Weeks
	Ended	Ended
	6/14/08	6/14/08
Division Operating Profit Growth	7%	8%
Impact of Corporate Unallocated	4	2.5

Total Operating Profit Growth	12%*	11%*

*	Does not sum due to rounding.
LAF Revenue Growth and Operating Profit Growth Reconciliation

12 Weeks
Ended
6/14/08
Revenue Growth	41%
Impact of M&A Activity	(23)
Impact of Foreign Currency	(8)

Revenue Growth Excluding above Items	10%

Operating Profit Growth	38%
Impact of M&A Activity	(10)
Impact of Foreign Currency	(7)

Operating Profit Growth Excluding above Items	21%

A – 6

Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
Diluted EPS Reconciliation

	12 Weeks	12 Weeks
	Ended	Ended
	6/14/08	6/16/07		Growth
Reported Diluted EPS	$1.05	$0.94		13%
Mark-to-Market Net Gains on Commodity Hedges	(0.02)	–

Diluted EPS Excluding above Item	$1.03	$0.93	*	11%

*	Does not sum due to rounding.

	24 Weeks		24 Weeks
	Ended		Ended
	6/14/08		6/16/07	Growth
Reported Diluted EPS	$1.76		$1.59	10%
Mark-to-Market Net Gains on Commodity Hedges	(0.02)		(0.01)

Diluted EPS Excluding above Item	$1.73	*	$1.58	10%

*	Does not sum due to rounding.

A – 7